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                                                                    EXHIBIT 10.5


                             SECOND AMENDMENT TO THE
                               BORDERS GROUP, INC.
                                STOCK OPTION PLAN


Section 5 (d) of the Borders Group, Inc. Stock Option Plan (the "Plan") is hereby amended to read as follows effective as of the date hereof:


(d) Nontransferability. Except as otherwise provided in Section 4(g)(3) hereof, no option or any rights with respect thereto shall be subject to any debts or liabilities of an optionee, nor be assignable or transferable except by will or the laws of descent and distribution, nor be exercisable during the optionee's lifetime other than by him or her, nor shall Shares be issued to or in the name of one other than the optionee; provided, however, that (i) an option may after the death or Disability of an optionee be exercised pursuant to paragraph (iv) of Section 5(b); (ii)any Shares issued to an optionee hereunder may at the request of the optionee be issued in the name of the optionee and one other person, as joint tenants with right of survivorship and not as tenants in common, or in the name of a trust for the benefit of the optionee or for the benefit of the optionee and others; and (iii) if so provided in a Share Option Agreement executed by the optionee and approved by the Committee, the option and rights covered by such Agreement may be transferred without consideration to an immediate family member(s) or to a trust for the benefit of such family member(s), in which event the transferee(s) must agree in writing to accept the terms and conditions of such option and such option shall not be covered under Rule 16(b)-3 of the Exchange Act.


                                            BORDERS GROUP, INC.


December 13, 1995                           By: /s/ George R. Mrkonic
                                               -------------------------
                                               George R. Mrkonic